EXHIBIT 99.1

BeyondSpring Reports Second-Quarter 2026 Financial Results and Provides Corporate Update

ASCO 2026 Data Demonstrate Long-term Survival Benefit of Plinabulin/Docetaxel and Pembrolizumab in Metastatic NSCLC Following Progression on First-Line Immune Checkpoint Inhibitor (ICI) Therapy

AACR 2026 Preclinical Data Provide the Scientific Rationale for Plinabulin as a Potential Backbone Agent to Combine with Antibody-Drug Conjugate (ADC) Regimens to Improve Efficacy, Survival and Tolerability

Leadership Transition Effective July 1, 2026 Aligns the Organization Around Focused Advancement of the Confirmatory DUBLIN-4 Program in NSCLC Post-ICI and Long-Term Value Creation

FLORHAM PARK, N.J., Aug. 14, 2026 (GLOBE NEWSWIRE) -- BeyondSpring Inc. (NASDAQ: BYSI) (“BeyondSpring” or the “Company”), a clinical-stage company developing transformative therapies for the treatment of cancer and other diseases, today announced its financial results for the quarter ended June 30, 2026, and provided a corporate update highlighting clinical progress for Plinabulin and the Company’s leadership transition.

“The second quarter was marked by additional clinical and scientific support for continuing Plinabulin development,” said Min Qiu, Chief Executive Officer of BeyondSpring. “Updated Phase 2 data presented at ASCO 2026 continued to demonstrate an encouraging 58% two-year OS rate in metastatic NSCLC patients whose disease progressed after first-line immune checkpoint inhibitor (ICI) therapy. This encouraging prospective OS data strengthens our conviction in the DUBLIN-4 study, a confirmatory Phase 3 study with OS as the primary endpoint in non-squamous NSCLC post-ICI with no driver mutation, a severe unmet medical need with docetaxel as the standard of care. With our leadership transition now effective, our priorities are clear: advancing the regulatory, operational and financing preparations necessary to initiate DUBLIN-4.”

Mr. Qiu continued, “The DUBLIN-4 study represents our lead clinical development priority for a potential path toward future regulatory submissions. We believe the published DUBLIN-3 results in The Lancet Respiratory Medicine, recent ASCO 2026 clinical data, and the AACR 2026 ADC combination findings collectively reinforce Plinabulin’s differentiated potential as a potent dendritic cell maturation agent to improve survival benefits while mitigating treatment-limiting high-grade neutropenia in NSCLC and beyond.”

Recent Clinical and Corporate Highlights of Plinabulin

ASCO 2026 (Phase 2 data): Plinabulin combination demonstrated durable response and survival benefit in post-ICI metastatic NSCLC

  Presented updated efficacy and safety results from the investigator-initiated Phase 2 303 Study evaluating Plinabulin/docetaxel and pembrolizumab in 47 patients with metastatic NSCLC and acquired resistance following first-line immune checkpoint inhibitor therapy.
  As of the February 28, 2026 data cutoff, median progression-free survival was 7.0 months, median duration of response was 9.3 months, disease control rate was 79.5%, and confirmed objective response rate was 18.2%.
  The 12-month and 24-month overall survival rates were 78.1% and 58.0%, respectively, with median overall survival not reached after a median follow-up of 28.8 months.
  The combination demonstrated a generally manageable safety profile and evidence of immune activation, including increased frequencies of activated CD4+ and CD8+ T cells as well as higher white blood cell, neutrophil, and platelet counts.

AACR 2026 (preclinical data): Improved complete response rate, overall survival and tolerability of certain antibody-drug-conjugates (ADCs)

  Presented preclinical data showing that Plinabulin in combination with the approved topoisomerase I inhibitor (TOP1)-based ADCs enhanced complete tumor regression rates and/or survival of TROP-2-directed datopotamab deruxtecan or HER2-directed trastuzumab deruxtecan, with or without PD-1/PD-L1 inhibition.
  Plinabulin improved tolerability in the preclinical combination models and increased the CD8+ T-cell-to-Treg ratio, supporting an immune-mediated mechanism for the enhanced anticancer activity.
  The findings support Plinabulin’s potential to address limited durability and treatment-limiting hematologic toxicity associated with ADC-based therapy and broaden the scientific rationale for future ADC combination studies.

DUBLIN-4 Confirmatory Phase 3 Program

  DUBLIN-4 is the Company’s planned, randomized, double-blind, 442-patient confirmatory Phase 3 study of Plinabulin plus docetaxel in non-squamous, EGFR wild-type NSCLC patients who have progressed on PD-1/PD-L1 inhibitor-containing therapies.
  The program is designed to prospectively confirm the survival and tolerability benefits observed in the DUBLIN-3 Phase 3 study, which was published in The Lancet Respiratory Medicine in 2024.

BeyondSpring Leadership Transition and Corporate Execution

  Effective July 1, 2026, Min Qiu was appointed Chief Executive Officer with a mandate focused on advancing DUBLIN-4, extending Plinabulin’s scientific optionality, and building BeyondSpring’s global partner and investor base. Dr. Jiangwen (Jen) Majeti was appointed Vice Chairman, strengthening Board-level governance continuity and strategic depth. Na Li was appointed Chief Financial Officer to support financial discipline, public-company reporting, financing activities, and capital markets engagement.
  Dr. Lan Huang remains Co-Founder and Chairman of BeyondSpring, providing strategic vision and Board leadership, while devoting her executive focus to SEED Therapeutics, where she serves as Co-Founder, Chairman, and Chief Executive Officer.

Second Quarter Financial Results

Continuing operations:

  Research and development (R&D) expenses were $1.0 million for the quarter ended June 30, 2026, compared to $1.0 million for the quarter ended June 30, 2025. R&D expenses remained relatively flat, as a $0.3 million increase in drug manufacturing activities to prepare for potential future study initiation was substantially offset by lower patent-related professional services and personnel expenses.
  General and administrative (G&A) expenses were $0.8 million for the quarter ended June 30, 2026, compared to $0.9 million for the quarter ended June 30, 2025. The $0.1 million decrease was primarily due to lower legal and consulting expenses related to accounting advisory and business development.
  Net loss was $1.8 million for the quarter ended June 30, 2026, compared to $1.9 million for the quarter ended June 30, 2025.
  Cash, cash equivalents, and short-term investments were $6.5 million as of June 30, 2026, compared to $12.6 million as of December 31, 2025.

Year-to-Date Financial Results

Continuing operations:

  Research and development (R&D) expenses were $2.0 million for the six months ended June 30, 2026, compared to $1.9 million for the six months ended June 30, 2025. The $0.1 million increase was primarily due to higher drug manufacturing expenses, partially offset by lower patent-related professional services, regulatory filing advisory and personnel expenses.
  General and administrative (G&A) expenses were $1.9 million for the six months ended June 30, 2026, compared to $2.7 million for the six months ended June 30, 2025. The $0.8 million decrease was primarily due to lower incentive compensation and share-based compensation and lower professional services expenses related to legal advisory matters.
  Net loss was $4.1 million for the six months ended June 30, 2026, compared to $4.5 million for the six months ended June 30, 2025.

About BeyondSpring

BeyondSpring (NASDAQ: BYSI) is a clinical-stage biopharmaceutical company developing first-in-class therapies for cancers with high unmet needs. Its lead asset, Plinabulin, has been studied in over 700 cancer patients and is in late-stage development across multiple cancer indications, with results published in The Lancet Respiratory Medicine. Plinabulin’s novel mechanism as a GEF-H1 agonist with dendritic cell maturation benefit supports both anticancer activity and immune modulation, offering a unique approach to re-sensitizing tumors resistant to checkpoint inhibitors. In addition, it has the potential to synergize with chemotherapy, antibody-drug conjugates (ADCs), radiation, and checkpoint inhibitors. Learn more at beyondspringpharma.com.

Investor Contact: IR@beyondspringpharma.com
Media Contact: PR@beyondspringpharma.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements that are not historical facts. Words such as “will,” “expect,” “anticipate,” “plan,” “believe,” “design,” “may,” “future,” “estimate,” “predict,” “objective,” “goal,” or variations thereof and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are based on BeyondSpring’s current knowledge, beliefs, and expectations regarding possible future events and are subject to risks, uncertainties, and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, difficulties raising the anticipated amount needed to finance the Company’s future operations on terms acceptable to the Company, if at all; unexpected results from preclinical studies or clinical trials; the risk that preclinical results may not be predictive of clinical results; delays in, or failure to obtain, regulatory approvals; results that do not meet the Company’s expectations regarding the safety, efficacy, clinical utility, or regulatory pathway of the Company’s product candidates; increased competition in the market; the Company’s ability to meet Nasdaq’s continued listing requirements; and other risks described in BeyondSpring’s most recent Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission. All forward-looking statements made herein speak only as of the date of this release, and BeyondSpring undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.

Financial Tables to Follow

BEYONDSPRING INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands of U.S. Dollars (“$”), except for number of shares and per share data)

	As of
	December 31, 2025	June 30, 2026
	$	$
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	7,786	2,697
Short-term investments	4,775	3,832
Advances to suppliers	227	247
Prepaid expenses and other current assets	71	273
Current assets of discontinued operations	8,023	2,852
Total current assets	20,882	9,901

Noncurrent assets:
Property and equipment, net	166	138
Operating right-of-use assets	305	174
Other noncurrent assets	224	128
Noncurrent assets of discontinued operations	4,356	4,265
Total noncurrent assets	5,051	4,705

Total assets	25,933	14,606

Liabilities and equity

Current liabilities:
Accounts payable	363	790
Accrued expenses	938	1,390
Current portion of operating lease liabilities	320	171
Other current liabilities	822	1,055
Current liabilities of discontinued operations	11,133	10,787
Total current liabilities	13,576	14,193

Noncurrent liabilities:
Deferred revenue	28,600	29,476
Other noncurrent liabilities	3,981	4,420
Noncurrent liabilities of discontinued operations	3,766	2,542
Total noncurrent liabilities	36,347	36,438

Total liabilities	49,923	50,631

Shareholders’deficit
Ordinary shares ($0.0001 par value; 500,000,000 shares authorized; 41,122,320 and 41,119,820 shares issued and outstanding as of December 31, 2025 and June 30, 2026, respectively)	4	4
Additional paid-in capital	375,664	375,814
Accumulated deficit	(408,431)	(411,439)
Accumulated other comprehensive income	602	55

Total BeyondSpring Inc.’s shareholders’ deficit	(32,161)	(35,566)
Noncontrolling interests	8,171	(459)
Total shareholders’ deficit	(23,990)	(36,025)

Total liabilities and shareholders’deficit	25,933	14,606

BEYONDSPRING INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Amounts in thousands of U.S. Dollars (“$”), except for number of shares and per share data) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2026	2025	2026
	$	$	$	$

Revenue	-	-	-	-

Operating expenses
Research and development	(1,002)	(973)	(1,876)	(2,049)
General and administrative	(947)	(758)	(2,683)	(1,914)

Loss from operations	(1,949)	(1,731)	(4,559)	(3,963)
Foreign exchange gain, net	47	61	76	111
Interest income	28	4	45	12
Other income, net	18	16	18	31

Loss before income tax	(1,856)	(1,650)	(4,420)	(3,809)
Income tax expenses	(22)	(100)	(42)	(292)

Net loss from continuing operations	(1,878)	(1,750)	(4,462)	(4,101)

Discontinued operations
Loss from discontinued operations	(2,771)	(3,950)	(6,003)	(8,273)
Gain on sale of subsidiary interests	-	-	6,986	-
Income tax expenses	-	-	-	-
Net income (loss) from discontinued operations	(2,771)	(3,950)	983	(8,273)

Net loss	(4,649)	(5,700)	(3,479)	(12,374)
Less: Net loss attributable to noncontrolling interests from continuing operations	(72)	(841)	(147)	(973)
Less: Net loss attributable to noncontrolling interests from discontinued operations	(2,771)	(4,010)	(6,003)	(8,393)
Net income (loss) attributable to BeyondSpring Inc.	(1,806)	(849)	2,671	(3,008)

Earnings (loss) per share, basic and diluted
Continuing operations	(0.04)	(0.02)	(0.11)	(0.08)
Discontinued operations	-	-	0.18	-
Basic and diluted earnings (loss) per share	(0.04)	(0.02)	0.07	(0.08)

Weighted-average shares outstanding
Basic and diluted	40,316,320	41,119,820	40,316,320	41,119,820

Other comprehensive loss, net of tax of nil:
Foreign currency translation adjustment loss from continuing operations	(343)	(471)	(494)	(850)
Foreign currency translation adjustment loss from discontinued operations	(27)	(70)	(34)	(117)
Comprehensive loss	(5,019)	(6,241)	(4,007)	(13,341)
Less: Comprehensive loss attributable to noncontrolling interests from continuing operations	(194)	(1,007)	(324)	(1,276)
Less: Comprehensive loss attributable to noncontrolling interests from discontinued operations	(2,798)	(4,080)	(6,037)	(8,510)
Comprehensive income (loss) attributable to BeyondSpring Inc.	(2,027)	(1,154)	2,354	(3,555)